Illumina Extends Management Team, Appoints Sam A. Samad as Senior Vice President and Chief Financial Officer
SAN DIEGO (Business Wire) - December 7, 2016 - Illumina, Inc. (NASDAQ: ILMN) today announced the appointment of Sam A. Samad, Senior Vice President and Chief Financial Officer. He will join the company on January 6th, 2017.
“I look forward to welcoming Sam to Illumina’s executive team,” said Marc Stapley, Executive Vice President and Chief Administrative Officer of Illumina. “Sam’s global experience in leading large finance organizations at major corporations, coupled with his healthcare experience in sales and general management, has prepared him well to help us accomplish our mission. Personally, I look forward to welcoming Sam to my team and handing over the CFO reigns to him.”
Sam will be responsible for the company’s finance, accounting, investor relations, internal audit and treasury functions. He joins Illumina from Cardinal Health where he held several senior leadership positions including most recently Senior Vice President and Corporate Treasurer, with leadership responsibility for Cardinal Health's China business. Sam was previously Senior Vice President and Chief Financial Officer for the pharmaceutical segment, and Vice President, Healthcare Supply Chain Services. He also previously held finance roles at Eli Lilly and PepsiCo Inc. Sam holds a BBA degree from the American University of Beirut in Lebanon and an MBA from McMaster University in Hamilton, Canada.
About Illumina, Inc.
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.
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